Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We agree to the inclusion in the Form 8-K dated October 28, 2022, of our report, dated September 9, 2022 on our audits of the combined financial statements of Grey Rock Energy Fund III-A, LP and its subsidiaries, Grey Rock Energy Fund III-B, LP, Grey Rock Energy Fund III-B Holdings, LP and its subsidiaries and Grey Rock Preferred Limited Partner III, L.P. as of December 31, 2021, and 2020, and for each of the years in the three-year period ended December 31, 2021. We also consent to the references to our firm under the caption “Experts”.

/s/ FORVIS, LLP

(Formerly, BKD, LLP )

Dallas, Texas

October 28, 2022